Exhibit 99.1

For more information:	Pat Hammond, media, (713) 497-7723
Kevin Kremke, investors, (713) 497-5468

For immediate release:	Feb. 23, 2006

Reliant Energy Completes Sale of New York City Power Plants

HOUSTON – Reliant Energy today completed the previously announced sale of its three New York City power plants for approximately $975 million to Astoria Generating Company Acquisitions, LLC, an entity formed by an investor group led by Madison Dearborn Partners and New York City-based US Power Generating Company.

The generating assets involved in the sale include the Astoria, Gowanus and Narrows plants, which have a combined summer capacity rating of approximately 2,100 megawatts. Net unrestricted proceeds from the sale will be used to reduce debt.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential and small business customers and large commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

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